Exhibit 10.6 to 2009 10-K

Amendment to Agreement

Employee Name: Mr. Robert A. Lento

Date of Original Agreement: September 1, 2002

This is an Amendment to the Agreement of the date shown above (the “Agreement”) between Convergys Corporation (the “Employer”) and the Employee stated above (“Executive”), which Amendment is made to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective January 1, 2009 (“Effective Date”). The Agreement is hereby amended as follows:

1. Any severance pay to be paid upon involuntary termination by the Employer without cause which is calculated by reference to base salary will be paid in a lump-sum no later than 74 days after Executive’s Termination Date. Executive must complete and return any required release and the time for revocation thereof must expire prior to 74 days after Executive’s Termination Date. Executive’s Termination Date is the date the Employer reasonably concludes that Executive will not perform any more services for the Employer or any entity under common control under Code Sections 414(b) and (c) (but using 50% common control), as an employee or independent contractor, and provided that Executive shall not be considered to have separated while on leave with re-employment rights until six months have passed, all in accordance with Treasury Regulations under Code Section 409A. For clarity, Executive must cease all services for Employer to be eligible for severance pay.

2. Any reimbursements to the Executive provided for in the Agreement will be made in accordance with the normal policies of the Employer, and will in no event be paid later than the last day of the Executive’s taxable year following the taxable year in which the expense is incurred.

3. The Employer and the Executive agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to any compensation that is not so exempt. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Employer does not promise or warrant any tax treatment of compensation hereunder. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the Effective Date but actually on the date(s) stated below.

CONVERGYS CORPORATION

By	/s/ Clark D. Handy
Clark D. Handy, Senior Vice President
Human Resources
Date:	December 29, 2008

EXECUTIVE

/s/ Robert A. Lento
Robert A. Lento
Date:	December 29, 2008